Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Allied Defense Group, Inc.
8000 Towers Crescent Drive, Suite 260
Vienna, Virginia
     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated October 5, 2006, relating to the consolidated financial statements and schedules and the effectiveness of internal control over financial reporting of The Allied Defense Group Inc., as of and for the year ended December 31, 2005 which are contained in that Prospectus. We were unable and did not express an opinion in our report relating to the effectiveness of The Allied Defense Group, Inc.’s internal controls over financial reporting as of December 31, 2005.
     We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Bethesda, Maryland
January 11, 2007